Exhibit 5.1

[Letterhead of Lewis and Roca LLP]

April 1, 2009

First Busey Corporation

201 West Main Street

Urbana, Illinois 61801

Re:          Registration Statement on Form S-3 of First Busey Corporation

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the filing by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (which, together with the prospectus and any prospectus supplement relating thereto shall hereinafter be referred to collectively as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offer and sale from time to time of (i) 100,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series T, par value $0.001 per share (the “Series T Preferred Stock”), (ii) a warrant, dated March 6, 2009 (the “Warrant”), to purchase 1,147,666 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (iii) the 1,147,666 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), by certain selling securityholders set forth in the Registration Statement.  The Series T Preferred Stock and the Warrant were issued by the Company pursuant to a Letter Agreement (the “Agreement”), dated March 6, 2009, between the Company and the United States Department of the Treasury, which includes the Securities Purchase Agreement – Standard Terms attached thereto and incorporated therein.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion.  We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Agreement; (iii) the Warrant; (iv) specimen certificates representing the Series T Preferred Stock and the Common Stock; (v) the Company’s Articles of Incorporation, as amended and currently in effect, including the Certificate of Designation for the Series T Preferred Stock, dated March 4, 2009; (vi) the Company’s Bylaws, as amended and currently in effect; (vii) the unanimous written consent of the Board of Directors of the Company dated March 3, 2009; and (viii) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed.  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  As to matters of fact, we have relied upon representations of officers of the Company.

With your consent, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the

Series T Preferred Stock, the Warrant and the Warrant Shares offered thereby and (iii) the Series T Preferred Stock, the Warrant and the Warrant Shares will have been sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

(1) the Series T Preferred Stock has been duly authorized, validly issued, fully paid and non-assessable;

(2) the Warrant has been duly authorized and validly issued; and

(3) the Warrant Shares have been duly authorized and, upon exercise of the Warrant and when so issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.  We express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and Nevada General Corporation Law.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect any legal conclusion stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Von S. Heinz

Von S. Heinz